Exhibit 99.1

Contacts for FirstEnergy: For Investors: Ronald Seeholzer (330) 384-5415	Contacts for Allegheny: For Investors: Max Kuniansky (724) 838-6895

For Media: Ellen Raines (330) 384-5808	For Media: David Neurohr (724) 838-6020

FirstEnergy and Allegheny Energy to Combine in $8.5 Billion Stock-For-Stock Transaction

AKRON, OH and GREENSBURG, PA — February 11, 2010 — FirstEnergy (NYSE: FE) and Allegheny Energy, Inc. (NYSE: AYE) today announced that both companies’ boards of directors have unanimously approved a definitive agreement in which the companies would combine in a stock-for-stock transaction.

Under the terms of the agreement, Allegheny shareholders would receive 0.667 shares of FirstEnergy common stock in exchange for each share of Allegheny they own. Based on the closing stock prices for both companies on February 10, 2010, Allegheny shareholders would receive a value of $27.65 per share, or $4.7 billion in the aggregate. FirstEnergy will also assume approximately $3.8 billion in Allegheny net debt. The price per share represents a premium of 31.6 percent to the closing stock price of Allegheny on February 10, 2010, and a 22.3 percent premium to the average stock price of Allegheny over the last 60 days ending February 10, 2010. Following the completion of the merger, it is anticipated that FirstEnergy shareholders would own approximately 73 percent and Allegheny shareholders would own approximately 27 percent of the combined company.

The transaction is anticipated to be accretive to FirstEnergy earnings in the first year following the close. The companies expect to complete the transaction within 12-14 months.

The combination creates a leading regional energy provider with:

•	Approximately $16 billion in annual revenues and $1.4 billion in annual net income (combined figures as of December 31, 2009);

•	Ten regulated electric distribution companies providing electric service to more than six million customers in Pennsylvania, Ohio, Maryland, New Jersey, New York, Virginia and West Virginia;

•	Nearly 20,000 miles of high-voltage transmission lines connecting the Midwest and Mid-Atlantic;

•	Approximately 24,000 megawatts (MW) of generating capacity from a diversified mix of regional coal, nuclear, natural gas, oil and renewable power; and

•	More than 2,200 MW of renewable energy, including hydroelectric, contracted wind and pumped-storage capacity.

“The combination of our companies is a natural fit that will accelerate our efforts to strengthen the operating performance of our generating fleet while building on our long-standing dedication to customers, shareholders and employees,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy. “This transaction will provide outstanding value to both companies’ shareholders – offering enhanced earnings growth potential and a more competitive cost structure. Among other benefits, it would increase generation resources by 70 percent, more than double the amount of supercritical coal capacity, improve the overall environmental performance of the generation fleet, and increase our customer base by 35 percent. We also expect to create significant efficiencies and economies of scale as we share best practices across the new organization.

“This combination supports our strategy of being a leading regional energy provider, focused on both regulated utility operations and our competitive generation business,” Mr. Alexander said. “Simply put, it provides a far better platform for growth than either company would have been capable of achieving on a stand-alone basis.”

Paul J. Evanson, chairman, president and chief executive officer of Allegheny, said, “This transaction significantly enhances value for our shareholders, who will receive both a meaningful premium and a substantial increase in the dividend based on FirstEnergy’s current practice. The combined company will have substantial upside potential with increased scale and a more diverse generation fleet. We plan on working closely with FirstEnergy to integrate the businesses while maintaining both companies’ long-standing focus on reliability, customer service, quality and safety.”

Excellent Strategic Fit Supports Long-Term Value Creation:

•	Complementary portfolio of generating assets would strengthen the combined company’s operational performance

•	Diverse assets anchored by efficient nuclear and supercritical fossil units

•	Broader geographic reach

•	More cost-effective fuel procurement options and operations and maintenance savings

•	Favorable environmental profile with a diverse mix of fully scrubbed baseload fossil, non-emitting nuclear and renewable generation, including large-scale storage

•	Combination of distribution and transmission assets would create new opportunities

•	Adjacent geographic footprints for mutual operational support and enhanced service to customers

•	Improved transmission operation and coordination as a result of network’s scale and scope

•	Planned growth in transmission business with major projects underway

•	Pre-tax synergies (prior to costs to achieve) growing from approximately $180 million in the first full year of the combination to $350 million in the second year

•	Realized across a wide range of business segments but primarily derived from competitive operations

•	Strong financial position would support growth, providing shareholders with an attractive total return potential

•	Solid balance sheet with strong operating cash flows

•	Ability to fund growth in both regulated and competitive businesses

•	Experienced management has the proven ability to integrate companies and to create long-term shareholder value

Structure and Organization

Following completion of the merger, the combined company would retain the FirstEnergy name and be headquartered in Akron, Ohio. The company’s customers will continue to be served by their current electric utility companies including: Pennsylvania Electric Company (Penelec); Pennsylvania Power Company (Penn Power); Metropolitan Edison Company (Met-Ed); Allegheny Power (including: West Penn Power Company; Monongahela Power Company; The Potomac Edison Company); Ohio Edison Company; The Cleveland Electric Illuminating Company (CEI); The Toledo Edison Company; and Jersey Central Power & Light (JCP&L).

Anthony J. Alexander will continue to serve as president and chief executive officer of FirstEnergy. Paul J. Evanson, currently chairman, president and chief executive officer of Allegheny, will become executive vice chairman of the combined company, reporting to Mr. Alexander. The FirstEnergy board will be expanded from 11 to 13 people with two additional directors from Allegheny.

A transition team and transition steering committee comprised of senior executives from both companies will be formed.

Approvals and Timing

The merger is conditioned upon, among other things, the approval of a majority of the outstanding shares of both companies, as well as expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approval by the Federal Energy Regulatory Commission (FERC), the Maryland Public Service Commission, the Pennsylvania Public Utility Commission (PaPUC), the Virginia State Corporation Commission and the West Virginia Public Service Commission. The merger is also conditioned on effectiveness at the Securities and Exchange Commission (SEC) of the FirstEnergy registration statement with respect to the shares to be issued in the transaction. The companies anticipate that the necessary approvals will be obtained within 12-14 months.

Advisors

Morgan Stanley acted as financial advisor and Akin Gump Strauss Hauer & Feld LLP acted as legal counsel to FirstEnergy. Goldman, Sachs & Co. acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to Allegheny. Morgan Stanley provided a fairness opinion to FirstEnergy, and Goldman, Sachs & Co. provided a fairness opinion to Allegheny.

Conference Call

FirstEnergy and Allegheny will host a Webcast for the investment community in a live Internet broadcast at 9:00 a.m. Eastern Standard Time on February 11, 2010. To listen, visit www.firstenergycorp.com or www.alleghenyenergy.com. Slides to be used in the Webcast presentation will be available at www.firstenergycorp.com and www.alleghenyenergy.com prior to the broadcast. A taped replay will be available for one week following the live broadcast.

About FirstEnergy

FirstEnergy is a diversified energy company headquartered in Akron, Ohio, with total annual revenues of $13 billion. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, serving 4.5 million customers within 36,100 square miles of Ohio, Pennsylvania, New Jersey and New York; and its generation subsidiaries control more than 14,000 megawatts of capacity. More information is available on the company’s Web site at www.firstenergycorp.com/investor.

About Allegheny Energy

Allegheny is an investor-owned electric utility headquartered in Greensburg, Pa., with total annual revenues of over $3 billion. The company’s approximately $3.8 billion of net debt excludes securitized debt estimated to be approximately $527 million. The company owns and operates 9,700 MW of generating capacity and delivers low-cost, reliable electric service to approximately 1.6 million customers in Pennsylvania, West Virginia, Maryland and Virginia. More information is available on the company’s Web site at www.alleghenyenergy.com.

Information Concerning Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving FirstEnergy and Allegheny, including future financial and operating results; FirstEnergy’s and Allegheny’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite FirstEnergy and Allegheny shareholder approvals; the risk that FirstEnergy or Allegheny may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in FirstEnergy’s and Allegheny’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither FirstEnergy nor Allegheny undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.

Additional Information and Where to Find It

In connection with the proposed merger, FirstEnergy will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of FirstEnergy and Allegheny that also constitutes a prospectus of FirstEnergy. FirstEnergy and Allegheny will mail the joint proxy statement/prospectus to their respective shareholders. FirstEnergy and Allegheny urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Allegheny Energy’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.”

Participants in the Merger Solicitation

FirstEnergy, Allegheny and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from FirstEnergy and Allegheny shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of FirstEnergy and Allegheny security holders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009. You can find information about Allegheny’s executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2009. Additional information about FirstEnergy’s executive officers and directors and Allegheny’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available. You can obtain free copies of these documents from FirstEnergy and Allegheny using the contact information above.